ALOPEXX, INC. S-1/A

Exhibit 10.10

Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of December 12, 2024, by and between Daniel R Vlock (the “Executive”) and Alopexx, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	Term.

1.1          The Executive’s employment hereunder shall be effective upon signing of this agreement (the “Effective Date”) and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 5 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.	Position and Duties.

2.1       Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the Board, which duties, authority, and responsibilities are consistent with the Executive’s position. The Executive shall, if requested, also serve as a member of the Board or as an officer or director of any affiliate of the Company for no additional compensation.

2.2       Duties. During the Employment Term, the Executive shall devote substantially all of Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s CEO in accordance with the Company’s CONFLICT OF INTEREST POLICY, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company..

3.            Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office, which is currently located in Cambridge, Massachusetts; provided that, the Executive may be required to travel on Company business during the Employment Term and the Executive may also work remotely from a home office in California for so long as it does not interfere with their employment obligations hereunder.

4.            Employment Compensation.

4.1       Base Salary. During the Employment Term, the Company shall pay the Executive an annual base salary of $525,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than bi-weekly ( i.e. twice per month). The base salary shall become effective following the successful completion of an IPO or obtaining a private equity investment of more than $10,000,000. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.

4.2       Annual Bonus.

(a)       For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”) and consistent with reasonable industry benchmarking standards.

(b)       The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable year.

(c)       In order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the last day of the applicable year/date that Annual Bonuses are paid.

4.3       Equity Awards. During the Employment Term, the Executive shall be eligible to participate in the Alopexx, Inc., 2021 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) or any successor plan, subject to the terms of the Plan or successor plan, as determined and approved by the Board or the Compensation Committee, in its discretion. Executive’s initial equity grant, subject to the termination provisions of Section 5, shall be up to 3% of the fully-diluted ownership of the Company and will be subject to the approval of the Compensation Committee including vesting terms and conditions.

4.4       Fringe Benefits and Perquisites. During the Employment Term the Executive shall be entitled to fringe benefits and perquisites consistent with the practices of the Company and governing benefit plan requirements (including plan eligibility provisions), and to the extent the Company provides similar benefits or perquisites (or both) to similarly situated executives of the Company.

4.5       Employee Benefits. During the Employment Term, and not during the Consulting Period, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6       Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to four (4) weeks per year of paid time off (“PTO”) in accordance with Company policy as may be in effect from time to time, which PTO may be taken at such times and in such increments as the Executive may choose upon approval by the CEO.

4.7       Business Expenses. The Executive will be reimbursed for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and subject to Executive’s submission of an expense report on a weekly basis to obtain reimbursement.

4.8       Corporate Credit Card. Pursuant to current Company policies and procedures, the Company may elect to issue Executive a corporate credit card to be utilized during the Employment Term in connection with any reasonable and necessary out-of-pocket business expenses which Executive may incur in connection with the performance of Executive’s duties.

4.9       Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). To the extent any such recovery is not related to fraud or similar financial acticity referred to in the definition of Cause in Section 5.2 below and permitted by law, regulation or stock-exchange listing requirement, such recovery shall be for the amount of compensation actually received by Executive after Executive’s payment of taxes (federal, state, local) on any such compensation.

5.	Termination of Employment.

5.1       Generally. Executive’s employment with the Company will continue in accordance with the terms of this Agreement for the Employment Term, unless it is terminated by one of the following events: (i) by the Company for Cause (as defined below) at any time, subject to its satisfaction of the notice and due process provisions described in Section 5(2)(a) below, or without Cause upon thirty (30) days’ prior written notice to Executive; (ii) by Executive upon thirty (30) days’ prior written notice to the Company; (iii) immediately upon Executive’s death or termination by the Company due to Disability (as defined below) or (iv) by the Company with written notice from the Company upon the failure to consummate an IPO. Upon a termination of Executive’s employment for any reason, Executive will be paid (A) any unpaid Base Salary through the date of termination of employment (the “Termination Date”); (B) reimbursement for any unreimbursed reasonable and necessary business expenses incurred through the Termination Date; (C) any accrued but unused vacation time in accordance with Company policy; and (D) all other accrued payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, A through D are referred to as the “Accrued Benefits”). In addition, upon a termination of Executive’s employment for any reason, Executive agrees to promptly resign from any position as an officer, director or fiduciary of the Company or any of its affiliates and to execute any documentation necessary to effectuate such resignations.

5.2	Definitions. The following definitions apply for purposes of this Agreement:

(a)       “Cause” means Executive’s (A) willful misconduct or gross negligence in the performance of Executive’s duties to the Company; (B) repeated failure to follow the directives of the CEO (other than as a result of death or Disability); (C) indictment for, conviction of, or pleading of guilty or nolo contendere to (1) a felony or (2) any misdemeanor crime involving moral turpitude; (D) performing any material act of theft, embezzlement, fraud, malfeasance or misappropriation of the Company’s property; (E) use of illegal drugs or abuse of alcohol that materially impairs Executive’s ability to perform Executive’s duties as contemplated hereunder; (F) breach of any fiduciary duty owed to the Company (including, without limitation, the duty of care and the duty of loyalty); or (G) material breach of this Agreement or any other written agreement with the Company, or a material violation of the Company’s code of conduct, employee handbook, or other similar written policy. Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that no such determination may be made until Executive has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure) to the satisfaction of the Board. Notwithstanding anything to the contrary contained herein, Executive’s right to cure will not apply with respect to provisions (C) or (D) of this Section 5(2)(a) or if there are habitual or repeated breaches of the same provision in the same respects by Executive.

(b)       Disability” means Executive’s inability, with or without reasonable accommodation, to perform Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365) day period as determined by the Company in its reasonable discretion. Executive (or Executive’s representative) will cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

5.3       Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.1 on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 21. The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon;

(b)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)	The applicable Termination Date.

5.4	Termination Date. The Executive’s “Termination Date” shall be:

(a)          If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)          If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)          If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than one year following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to One Year’s Base Salary in lieu of such notice, which shall be paid in a lump sum on the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered. In addition, the Executive shall be provided with health care benefits (under COBRA) for one year after such termination;

(e)          If the Executive terminates his employment hereunder, the date specified in the Executive’s Notice of Termination, which shall be no less than ninety (90) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the ninety (90) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company; and

(f)          If the Executive’s employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

5.5	Change In Control

(a)	Change In Control is defined as:

A person (or more than one person acting as a group) (1) acquires directly or beneficially more than 50% of the outstanding voting securities of the Company (not including any additional ownership acquired by a person that already owned more than 50% of the outstanding voting securities) , (2) acquires directly or beneficially more outstanding voting securities than any other person (or more than one person acting as a group) (3) acquires ownership of substantially all of the assets of the Company. For the purposes herein, a “person” shall be considered a natural person, corporation, partnership, limited liability company or any similar such corporate organizational form.

(b)       If a Change of Control occurs, and in connection with such Change in Control the Executive is terminated without Cause, the Executive will receive full vesting of all stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement that have not yet vested, effective upon the effective the termination date of the Executive.

(c)       Upon any termination without cause, the Executive shall be entitled to receive: either, at the Company’s option, in a lump sum payment or over the course of one year from the effective date of the Change in Control:

(i)	150% payment of Executive’s Base Salary

(ii)	150% payment of Executive’s most recently paid (or earned if approved by the Compensation Committee but not yet paid) annual Bonus

(iii)	Eighteen months (18) continuation of Health Benefits.

(iv)	full vesting of all stock options, other equity-based awards and shares of the Company’s stock granted or awarded to the Executive pursuant to any Company compensation or benefit plan or arrangement that have not yet vested, effective upon the Executive’s execution of a Release Agreement.

5.6       Return of Company Property. On the date of Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive will return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

6.       Cooperation. The parties agree that certain matters in which the Executive will be involved during the Employment Term may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7.       Confidential Information. During the course of the Executive’s employment with the Company, Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, partners and/or competitors. Executive agrees that he will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties and for the benefit of the Company, either during the period of Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s or its subsidiaries’ or affiliates’ part to maintain the confidentiality of such information. The foregoing will not apply to information that (i) is or was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation, recognized subpoena power, any governmental authority or agency or any other legal process (provided that, to the extent permitted by applicable law, regulation, recognized subpoena power, any governmental authority or agency or any other legal process, Executive provides the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement will remain strictly confidential, and Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than (A) immediate family members, (B) legal advisors or personal tax or financial advisors, or (C) prospective future employer (solely, in the case of (C), for the purpose of disclosing the limitations on Executive’s conduct imposed by the provisions of this Agreement) who, in each case, agree to keep such information confidential. Nothing in this Agreement shall be interpreted or applied to prohibit the making of any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that Executive reasonably believes to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

7.1       Nothing in this Agreement is intended to or shall be interpreted to prohibit disclosure of information to the limited extent permitted by and in accordance with the federal Defend Trade Secrets Act of 2016 (“DTSA”). Stated otherwise, disclosures that are protected by the DTSA do not violate this Agreement. The DTSA provides that: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that – (A) is made – (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” The DTSA further provides that: “(2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual – (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

8.       Non-Solicitation; Non-Interference. During the Employment Term and for a period of twelve (12) months thereafter (no matter which of the reasons for termination specified in Section 5 above applies), Executive agrees that he will not, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of their respective vendors, joint ventures or licensors. An employee, representative or agent will be deemed covered by this Section 8 while so employed or retained and for a period of six (6) months thereafter.

9.       Non-disparagement. Both during Consulting Period and the Employment Term and at all times thereafter (no matter which of the reasons for termination specified in Section 5 above applies), regardless of the reason for termination, Executive agrees not to make negative comments about or otherwise disparage the Company or any of its respective officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of Executive’s duties to the Company while Executive is employed by the Company.

The foregoing will not restrict or impede Executive from exercising protected legal rights to the extent that such rights cannot be waived by agreement or from providing truthful statements in response to any governmental agency, rulemaking authority, subpoena power, legal process, required governmental testimony or filings, or judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the CEO.

10.       Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Sections 7 and 8 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Sections 7 and 8 of this Agreement or the Company’s enforcement thereof.

11.       Remedies. In the event of a breach or threatened breach by the Executive of Sections 7 and 8 of this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, and that money damages would not afford an adequate remedy, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12.       Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, email systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords, and any and all other Company facilities, IT resources, and communication technologies (“Facilities and Information Technology Resources”); (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

13.       Governing Law: Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Delaware, without regard to conflicts of law principles.

Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Massachusetts, county of Suffolk. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

14.       Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court [an arbitral forum] and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.       Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the CEO of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16.       Severability. Should any provision of this Agreement be held by a court [or arbitral forum] of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.       Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.\

18.       Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.       Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

20.       Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Alopexx, Inc.

Attention: Daniel Vlock

President and Chief Executive Officer

186 Alewife Brook Pkwy #1068

Cambridge, MA 02138

21.       Representations of the Executive. The Executive represents and warrants to the Company that:

(a)       The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)       The Executive’s acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non- competition, or other similar covenant or agreement of a prior employer.

22.       Withholding. The Company shall have the right to withhold from any employment compensation amounts payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

23.       Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

24.       Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	ALOPEXX, INC.

Signature:	By

Print Name: Daniel Vlock